Exhibit 107

Calculation of Filing Fee Table

Form S-8

(Form Type)

Genelux Corporation

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Share	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

(1)	Equity	Common Stock, $0.001 par value per share, reserved for issuance pursuant to the Inducement Plan	Other	1,000,000	$3.44	$3,440,000	0.00015310	$527

	Total Offering Amounts				—	$3,440,000	—	$527
	Total Fee Offsets				—	—	—	—
	Net Fee Due				—	—	—	$527

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover additional shares of the Registrant’s common stock, par value $0.001 per share (“Common Stock”), which become issuable under the Registrant’s 2023 Inducement Plan (the “Inducement Plan”) by reason of any stock split, stock dividend, recapitalization, or other similar transaction. This estimate is made pursuant to Rule 457(h) and Rule 457(c) of the Securities Act solely for purposes of calculating the registration fee. The price per share and aggregate offering price are based upon the average of the high and low prices of the Common Stock on August 1, 2025 as reported on the Nasdaq Capital Market. Represents the number of shares of Common Stock available for issuance under the Inducement Plan being registered hereunder.